EXHIBIT 13


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
The Travelers Insurance Company:

We consent to the use of our reports included herein or incorporated by reference herein, and to the reference to our firm under the headings "Condensed Financial Information" in the prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information. Our reports on The Travelers Insurance Company and subsidiaries refer to changes in the Company's methods of accounting and reporting for certain nontraditional long-duration contracts and for separate accounts in 2004, for variable interest entities in 2003, and for goodwill and intangible assets in 2002.

/s/ KPMG LLP

Hartford, Connecticut
April 27, 2005